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                                                                      EXHIBIT 23





                         INDEPENDENT AUDITORS' CONSENT




THE LUBRIZOL CORPORATION


        We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 2-67385 on Form S-8, in Registration Statement No. 2-78019 on Form S-8, in Registration Statement No. 2-95120 on Form S-8, in Registration Statement No. 2-99983 on Form S-8, in Registration Statement No. 33-430 on Form S-8, in Registration Statement No. 33-2842 on Form S-8, in Registration Statement No. 33-29409 on Form S-8, in Registration Statement No. 33-42211 on Form S-8 and in Registration Statement No. 33-68246 on Form S-3 of our reports dated February 18, 1994, appearing and incorporated by reference in this Annual Report on Form 10-K of The Lubrizol Corporation for the year ended December 31, 1993.




      /s/Deloitte & Touche
- ----------------------------------

DELOITTE & TOUCHE
Cleveland, Ohio
March 28, 1994